SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 19, 2013

SUN BANCORP, INC.
(Exact name of registrant as specified in its charter)

New Jersey	0-20957	52-1382541
(State or other jurisdiction of incorporation)	(SEC File Number)	(IRS Employer Identification No.)

226 Landis Avenue, Vineland, New Jersey	08360
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(856) 691-7700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

SUN BANCORP, INC.

INFORMATION TO BE INCLUDED IN THE REPORT

Section 8 – Other Events

Item 8.01                      Other Events.

Appointment of Chairman

On September 19, 2013, Sun Bancorp, Inc. (the “Company”) announced the appointment of Sidney R. Brown as Chairman of both the Company and Sun National Bank (the “Bank”).  Sidney Brown replaces Bernard A. Brown, who was the Bank’s founding Chairman and who retired, effective as of the date of the Company’s annual meeting in May of this year.

Sidney Brown previously held the positions of Vice Chairman of the Board of Directors of the Company and Treasurer and Secretary of the Company.  He had served as Treasurer and Secretary of the Company since 1990 and has been a director of the Company since 1990.  He has served as a director of the Bank since May 2002.  Sidney Brown currently serves as Chair of the Executive Committee and a member of the ALCO/Investment Committee of both the Company and the Bank.  Sidney Brown is also on the Technology Committee of the Bank.    Sidney Brown is Chief Executive Officer of NFI, a premier integrated supply chain solutions company.

Appointment of Chairman Emeritus

Bernard A. Brown retired as Chairman of the Board and a director of the Company and the Bank in May of this year and was subsequently appointed Director Emeritus of the Bank (with the title Chairman Emeritus).  Bernard Brown was Chairman of the Board of Directors of the Company and the Bank since the Bank’s inception in 1985 and has guided the Company and the Bank to a multi-billion dollar financial services company.  Bernard Brown also serves as the Chairman of the Board of Directors of NFI and President of Vineland Construction Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN BANCORP, INC.
Date: September 19, 2013	By:	/s/ Thomas X. Geisel
Thomas X. Geisel President and Chief Executive Officer

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